UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015

American CareSource Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33094	20-0428568
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1170 Peachtree Street, Suite 2350 Atlanta, Georgia 30309
(Address of Principal Executive Offices)

(404) 465-1000
(Registrant’s Telephone Number, Including Area Code) (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 16, 2015, Anthony R. Levinson provided American CareSource Holdings, Inc. (the “Company”) with notice of his resignation from his position as Chief Financial Officer of the Company. Mr. Levinson’s resignation will be effective upon the transition of his duties, which he and the Company believe will occur prior to August 15, 2015. By virtue of his resignation, Mr. Levinson’s employment agreement with the Company, dated January 12, 2015, will terminate on his final date of employment with the Company.

(c) On July 22, 2015, the board of directors of the Company appointed Adam S. Winger, the Company’s current General Counsel, Secretary and Vice President of Acquisitions, to serve in the additional capacity of Interim Chief Financial Officer, effective immediately upon Mr. Levinson’s separation from the Company, to serve until such time as a permanent replacement for this position is named. Mr. Winger, age 34, has served as General Counsel and Vice President of Acquisitions of the Company since July 2014 and as Secretary of the Company since May 2015. Mr. Winger previously served as the Interim Chief Financial Officer of the Company from December 2014 until the appointment of Mr. Levinson in January 2015.

Prior to joining the Company, from July 2010 to May 2014, Mr. Winger worked an associate in the mergers and acquisitions department of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., a full-service law firm, where his practice was focused predominantly on representing clients in the urgent care industry. From August 2005 to May 2009, Mr. Winger was an associate at KPMG Forensic LLP, the forensic accounting division of KPMG LLP, an audit, tax and advisory firm. Mr. Winger, a licensed attorney and Certified Public Accountant (license currently inactive), graduated from the University of Texas with his Bachelor of Business Administration and Masters of Professional Accounting, earned his law degree from Georgia State College of Law, and later earned a Masters of Law (taxation) from New York University.

The terms and conditions of Mr. Winger’s employment will not change as a result of his appointment as Interim Chief Financial Officer.

There are no arrangements or understandings between Mr. Winger and any other person pursuant to which he was selected an officer of the Company, nor are there any family relationships between Mr. Winger and any of the Company’s directors or executive officers. There are no transactions between Mr. Winger and the Company that would be required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

Item 8.01. Other Events.

As previously reported, on May 21, 2015, the Company received a deficiency letter from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that as of March 31, 2015 the Company’s reported stockholders’ equity of $407,000 did not meet the $2,500,000 minimum required to maintain continued listing, as set forth in Nasdaq Listing Rule 5550(b)(1), and that as of May 20, 2015 the Company did not meet the alternatives of market value of listed securities or net income from continuing operations.

Under Nasdaq Rules, the Company submitted a plan to regain compliance with Nasdaq Listing Rule 5550(b). Based on the Company’s submission, the Staff of Nasdaq granted the Company an extension of time to regain compliance with Nasdaq Listing Rule 5550(b). Under the terms of the extension, if the Company fails to evidence compliance upon filing its periodic report for the quarter ending September 30, 2015 (or for the quarter ending December 31, 2015 if the Company’s proposed public offering pursuant to its Form S-1 Registration Statement that was filed with the Commission on February 6, 2015 closes subsequent to September 30, 2015) with the Commission and Nasdaq, or if the Company fails to satisfy certain other conditions specified by Nasdaq in the extension letter, the Company’s securities may be delisted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2015

AMERICAN CARESOURCE HOLDINGS, INC. (Registrant)

By: /s/ Adam S. Winger
Adam S. Winger General Counsel, Secretary, Vice President of Acquisitions and Interim Chief Financial Officer